Exhibit 99.1

ANTHERA PHARMACEUTICALS REPORTS 2011 FOURTH QUARTER FINANCIAL RESULTS AND PROVIDES CLINICAL PROGRESS UPDATE

HAYWARD, Calif., February 21, 2012 /PRNewswire via COMTEX News Network/ — Anthera Pharmaceuticals, Inc. (NASDAQ: ANTH), today announced financial results and business highlights for the quarter ended December 31, 2011.

Financial Results:

Total operating expenses for the fourth quarter ended December 31, 2011 were $28.4 million, as compared to $12.9 million for the same period in 2010. For the 12 months ended December 31, 2011, total operating expenses were $93.1 million, as compared to $35.8 million for the same period in 2010. Increased operating expenses for the fourth quarter of 2011 and for the full calendar year compared to the same periods in 2010 are primarily due to increased research and development expenses associated with our Phase 2b PEARL-SC clinical study in patients with Systemic Lupus Erythematosus, or lupus, and our VISTA-16 clinical study in patients with Acute Coronary Syndrome, or ACS.

Anthera ended the fourth quarter of 2011 with approximately $67.4 million in cash and cash equivalents and short-term investments. This is compared to $93.3 million in cash and cash equivalents and short-term investments for the third quarter ended September 30, 2011.

In conjunction with the release of the fourth quarter 2011 financial report, Anthera will host a conference call at 1 p.m. Eastern Time today, February 21, 2012. U.S. and Canadian participants may dial (877) 312-8807; international participants may dial (253) 237-1190. The Conference ID is 47038854. To access the 24-hour audio replay, U.S. and Canadian participants may dial (855) 859-2056; international participants may dial (404) 537-3406. The conference ID for the replay is 47038854. The audio replay will be available until February 28, 2012.

Recent Business Highlights and Upcoming Events:

Clinical

•                  In December 2011, the VISTA-16 Data Safety Monitoring Board (DSMB) met for the fifth time to review the available safety data and recommended the study continue without change.VISTA-16 is a Phase 3 pivotal clinical study evaluating the benefit of early varespladib treatment in high-risk ACS patients.As per a Special Protocol Assessment with FDA, the primary endpoint of the VISTA-16 study is a reduction in Major Adverse

Cardiovascular Events (MACE) as defined by FDA draft guidance to include cardiovascular death, non-fatal myocardial infarction, non-fatal stroke or documented unstable angina with objective evidence of ischemia requiring hospitalization. Details regarding the study can be found at http://www.clinicaltrials.gov.

•                  In the fourth quarter of 2011, the VISTA-16 study accrued the requisite one hundred and ninety-three (193) adjudicated primary endpoint events required for the pre-specified interim efficacy analysis. Subsequent to the end of the fourth quarter, the DSMB scheduled a meeting for the second week in March 2012 to review all available safety data and to conduct the formal interim efficacy analysis.  The interim efficacy analysis plan for the VISTA-16 clinical study allows for a recommendation by the DSMB to stop the study should there be sufficient evidence of overwhelming treatment benefit in the varespladib arm after approximately 193 of the primary events have been accrued.  Overwhelming benefit is defined as a treatment effect in favor of the varespladib arm resulting in a p-value of less than 0.001 (p<0.001).

•                  Enrollment in the Phase 2b PEARL-SC clinical study was completed (N=547) in the fourth quarter. The PEARL-SC study is examining the therapeutic benefit of monthly and weekly subcutaneous doses of blisibimod in patients with lupus. The primary endpoint of PEARL-SC requires patients to demonstrate a greater than or equal to five (>5) point reduction in the SELENA-SLEDAI clinical assessment score, no worsening in physician global assessment, and no new BILAG A or two new BILAG B organ domain scores.  Details regarding the study can be found at http://www.clinicaltrials.gov.

•                  After the completion of enrollment in the PEARL-SC study, an independent statistician confirmed that weekly and monthly subcutaneous doses of blisibimod resulted in statistically significant reductions of B-cells. Elevations in these B-cells have been associated with an increased risk of disease activity in lupus patients. These findings are consistent with data from previous clinical studies of blisibimod. The Company remains blinded to primary efficacy data.

•                  Subsequent to the end of the fourth quarter, the 350th enrolled patient in the PEARL-SC study reached the 24-week time point, triggering an interim efficacy analysis to be conducted in the first week of March 2012. The interim efficacy analysis plan for PEARL-SC allows for a recommendation by the independent statistician to stop the study should there be a statistically significant improvement in the pooled blisibimod arm versus the pooled placebo treatment arm (p<0.0108) at the 24-week primary efficacy endpoint and at least one other time point, including week 16, 20 or 28, using the SLE responder index.  The SLE responder index is a composite responder index evaluating various patient and physician reported clinical disease activity including a SELENA/SLEDAI* improvement of five (5) points or greater, no increase in a physician’s global assessment of more than 0.3 points, and no new BILAG A or two new BILAG B organ domain flares.In conjunction withthe interim analysis, the DSMB will meet for the fourth time to evaluate all available patient safety data.

Manufacturing

•                  The Company completed its second 3,000 liter blisibimod manufacturing campaign.  Both lots have passed all release testing having met pre-defined specifications and were released for clinical use in the PEARL-SC clinical study. The data from these GMP campaigns were submitted to FDA as a part of the Comparability Plan for blisibimod.

Management

•                  Anthera announced the promotion of Dr. Debra Odink to the role of Chief Technology Officer and Senior Vice President. Dr. Odink has served as Anthera’s Senior Vice President of Pharmaceutical Research and Development since 2005. Dr. Odink assumes the responsibility of overseeing all aspects of clinical pharmacology, non-clinical sciences product and process development activities.

*SELENA-SLEDAI — Safety of Estrogen in Lupus Erythematosus National Assessment / Systemic Lupus Erythematosus Activity Index is a cumulative, weighted index of systemic lupus erythematosus disease activity.

About Anthera Pharmaceuticals

Anthera Pharmaceuticals is a biopharmaceutical company focused on developing and commercializing products to treat serious diseases associated with inflammation, including cardiovascular and autoimmune diseases. Anthera has three late stage clinical products: varespladib methyl (A-002), A-001 and blisibimod (A-623).  Varespladib methyl (A-002) and A-001 are designed to inhibit a novel enzyme target known as secretory phospholipase A2 (sPLA2). Elevated levels of sPLA2 have been implicated in a variety of acute inflammatory conditions, including acute coronary syndrome and acute chest syndrome, as well as chronic diseases such as stable coronary artery disease. Blisibimod targets elevated levels of B-lymphocyte stimulator (BAFF) which have been associated with a variety of B-Cell mediated autoimmune diseases, including systemic lupus erythematosus (lupus) and rheumatoid arthritis.

Safe Harbor Statement

Any statements contained in this press release that refer to future events or other non-historical matters, including statements that are preceded by, followed by, or that include such words as “estimate,” “intend,” “anticipate,” “believe,” “plan,” “goal,” “expect,” “project” or similar statements, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on Anthera’s expectations as of the date of this press release and are subject to certain risks and uncertainties that could cause actual results to differ materially as set forth in Anthera’s public filings with the SEC, including Anthera’s Annual Report on Form 10-K for the year ended Dec. 31, 2010 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2011. Anthera disclaims any intent or obligation to update any forward-looking statements, whether because of new information, future events or otherwise, except as required by applicable law.

CONTACT: Bianca Nery of Anthera Pharmaceuticals, Inc., bnery@anthera.com or 510-856-5586.

ANTHERA PHARMACEUTICALS, INC.

A Development Stage Company

STATEMENTS OF OPERATIONS

(unaudited)

(in thousands except share and per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010	2011	2010
OPERATING EXPENSE:
Research and development	$26,832	$10,892	$85, 281	$29,457
General and administrative	1,597	2,057	7,857	6,301
Total operating expense	28,429	12,949	93,138	35,758
LOSS FROM OPERATIONS:	(28,429)	(12,949)	(93,138)	(35,758)
OTHER INCOME (EXPENSE):
Other income/ (expense)	185	(91)	606	(15)
Interest expense	(912)		(2,803)	(845)
Warrant mark to market adjustment	—	—	—	(3,796)
Total other income (expense)	(727)	(91)	(2,197)	(4,656)
NET LOSS	$(29,156)	$(13,040)	$(95,335)	$(40,414)
Net loss per share—basic and diluted	$(0.71)	$(0.40)	$(2.55)	$(1.76)
Weighted-average number of shares used in per share calculation— basic and diluted	40,916,666	32,828,697	37,417,775	22,909,802

ANTHERA PHARMACEUTICALS, INC.

A Development Stage Company

BALANCE SHEET DATA

(unaudited)

(in thousands except share amounts)

	December 31, 2011	December 31, 2010

Cash and cash equivalents	$65,624	$40,030
Short term investments	$1,746	$23,351
Total assets	$69,493	$65,263
Total current liabilities, excluding current portion of notes payable	$26,078	$8,005
Total notes payable	$24,331	$—
Deficit accumulated during development stage	$(200,979)	$(105,644)
Total shareholders’ equity	$19,084	$57,258

Common shares outstanding	40,933,354	32,853,032